                                                                     Exhibit (d)
                                                                   [Translation]

                         MINISTRY OF FINANCE AND ECONOMY

Document No.:     Jeungje 41296-156

Enforcement Date: July 2, 1998

To:         Chang Bok Hur
            Law Offices of Shin & Kim

Re:         Amendment to the License, Approval and Confirmation of The
            Korea Fund, Inc.

1.    Reference is made to your letter, Sejong No. 98-0859 (dated July 2, 1998).

2. Pursuant to Article 203 of the Securities and Exchange Act and Article 10-66 of the Foreign Exchange Management Regulations, we hereby approve the investment in Korean securities by The Korea Fund, Inc. as set forth in the attached.

Attachment: A copy of the "Amendment to the License, Approval and Confirmation
            of The Korea Fund, Inc."

                         MINISTER OF FINANCE AND ECONOMY
                             (official seal affixed)

To: The Korea Fund, Inc.


      We understand that a United States investment company is organized under the name of The Korea Fund, Inc. (the "Fund"), as a corporation organized under the laws of the State of Maryland.

      The Minister of Finance and Economy (the "MOFE"), on behalf of the Government of the Republic of Korea (the "Government"), pursuant to Korean law presently in force, hereby grants by this License, Approval and Confirmation the following licenses and approvals (which shall be irrevocable except in the case of noncompliance with one or more of the conditions contained in Paragraph 3 below, or in the case of a material violation by the Fund of relevant laws), and hereby provides the following confirmations to the Fund. The licenses and approvals described in this License, Approvals and Confirmation (which supersedes the License, Approvals and Confirmation granted to the Fund on June 22, 1984, as amended prior to the date hereof) are the only ones known to the MOFE to be required under Korean law presently in force in connection with the operation of the Fund, and no approval or consent will be required for the capital increase of the Fund in the future.

1. Licenses, Approval and Confirmation as to the Fund's Investments in Korea and Repatriation of Funds.

      A.    Investments

            Subject to compliance by the Fund with all applicable Korean laws and regulations including, but without limitation, the Securities and Exchange Laws and Regulations (the "SEL") and the Foreign Exchange Management Laws and Regulations (the "FEML"), the MOFE hereby grants this license and approval permitting the Fund to make investments in securities as defined in the Securities and Exchange Act (whether listed or not), without any need for any further filing with or approval from any government agency and without being subject to any investment ceilings. This permission extends to the capital, proceeds from the sale of the Fund shares under the Dividend Reinvestment and Cash Purchase Plan, and all cash flow from the operations of the Fund, including dividends and interests from portfolio investments and proceeds from the sale of portfolio investments.

            The MOFE hereby confirms, in addition to the matters set forth in the preceding paragraph, that the Fund may invest in all securities and money market instruments which are permitted to be invested in by foreigners in accordance with all applicable Korean laws presently in force or to be effective in the future, including, but without limitation, the SEL and FEML. The matters otherwise permitted by laws applicable to foreign investments or by the regulations of the Financial Supervisory

Committee (the "FSC") will be applied to the Fund on the same conditions applicable to other foreigners.

            The Fund may purchase shares in initial public offerings on the same basis as Korean domestic institutional investors.

      B.    Repatriation of Funds by the Fund

            The Fund may, subject to an authorization in accordance with the customary procedure under the FEML, repatriate to overseas in foreign currency
(1) income of the Fund from whatever source (including, without limitation, dividends and interest and all realized capital gains) and (2) the investment principal up to 10% of the net asset value (taken at current value) of the Fund (except upon termination of the Fund, or as may be required to pay Fund expenses in excess of Fund income, in which case the foregoing restriction shall not apply). The respective amounts of income, realized capital gains, expenses, net asset value and investment principal shall be determined in accordance with United States generally accepted accounting principles, a copy of which shall be submitted to the designated foreign exchange bank.

2.    Confirmation with respect to Taxation

      The MOFE makes the confirmations hereinafter with respect to taxation solely on the basis of Korean law, including the relevant tax treaty, presently in force. The results described below may be changed if there is a change in the relevant provisions of Korean law, including the relevant tax treaty, or if the United States or the Republic of Korea should adopt any measure which would affect interpretation and application of the provisions of the Convention Between the United States of America and the Republic of Korea for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and the Encouragement of International Trade and Investment (the "U.S.-Korea Tax Treaty").

      A.    Withholding Tax on Dividends and Interest Payments to the Fund

            The applicable Korean withholding tax rate on the dividends and interest paid to the Fund will be determined by the U.S.-Korea Tax Treaty. Because the Fund's only office is in the United States and all investment decisions are made in the United States by the manager, the Fund will not be deemed to have a permanent establishment in Korea for the purpose of Korean law and the U.S.-Korea Tax Treaty as a result of its Operations (including the retention of any Korean adviser, the use of one or more Korean financial institutions as custodians or subcustodians, and the Fund's trading in stocks and other securities of Korean issuers).

      B.    Inheritance and Gift Tax

            The Korean Inheritance and Gift Tax will not apply unless at the time of any testate, intestate or inter vivos transfer of the shares of the Fund, the deceased or the donees, as the case may be, is an individual domiciled in Korea.

      C.    Stamp Duty

            Korean stamp duty will not apply to issuance or transfer or shares of the Fund nor to the Fund's portfolio securities transactions, unless a separate document is executed in Korea in connection with such transaction.

      D.    Securities Transaction Tax

            Under Korean laws presently in force, the Korean securities transaction tax will not apply to the sale of portfolio securities by the Fund.

      E.    Capital Gains Tax

            No capital gains tax will be payable by the Fund on the sale of its portfolio securities, so long as the Fund satisfied the requirements for exemption set forth in Article of the U.S.-Korea Tax Treaty.

      F.    Income and Corporation Tax

            Except for the withholding tax described in Paragraph A, the Fund will not be subject to income tax or corporation tax with respect to dividends and interest paid to the Fund by Korean issuers and gains realized by the Fund on the sale of its portfolio securities, so long as the Fund meets the requirements for such exemptions set forth in Articles 8, 12 and 13 of the U.S.
- Korea Tax Treaty.

3.    Conditions of the Licenses and Approvals

      The licenses and approvals granted hereby (collectively, the "Licenses") are subject to each of the following conditions.

      A. An approval of the MOFE is required before the Fund shall appoint a manager (the "Manager") or a Korean adviser (the "Korean Adviser") or terminate the services of the Manager or the Korean Adviser. The MOFE will not unreasonably withhold such approvals.

      B. An approval of the MOFE is required before the Fund can become an open-end, rather than a closed-end, investment company or before the Fund could change its stated objective from that of seeking long-term capital appreciation through investment in securities, primarily equity securities, of Korean companies, or its investment policy from that of normally (except in the circumstances expressly stated in the prospectus) investing at least 80 percent of its net assets in Korean securities.

      C.    Investment for the Purpose of Exercising Control

            The Fund shall not make investments for the purpose of exercising control or management of the issuer.

      D.    Compliance with Requests for Further Information

            The Fund shall furnish, and shall use its best efforts to cause the Fund's manager, custodian and subcustodian to furnish, to the MOFE or the FSC any documents or other information reasonably requested in writing by the MOFE or the FSC as to the operations of the Fund or to confirm whether the Fund has complied with the conditions of this Paragraph and has complied with the relevant laws and regulations.

      E.    Temporary Borrowing

            The Fund may temporarily borrow money up to 20 percent of its net assets.